Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the Company’s subsidiaries listed below are wholly owned.

Name	Jurisdiction of Incorporation or Organization

PL-US International LLC

Proto Labs, Ltd.

PL Euro Services Ltd.

PL International UK LLP

PL International Holding UK Ltd.

PLJ Ltd

Alphaform Ltd.

PL DE Holding GmbH

Proto Labs GmbH

Proto Labs Eschenlohe GmbH

Alphaform RPI Oy

Alphaform Sweden AB

Proto Labs, G.K.

United States United Kingdom United Kingdom United Kingdom United Kingdom United Kingdom United Kingdom Germany Germany Germany Finland Sweden Japan